Exhibit 5.1

300 North LaSalle Street
Chicago, Illinois 60654

(312) 862-2200	Facsimile:
(312) 862-2200
www.kirkland.com

July 1, 2011

YCC Holdings LLC and Yankee Finance, Inc.

16 Yankee Candle Way

South Deerfield, Massachusetts  01373

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as legal counsel to YCC Holdings LLC, a Delaware limited liability company, (“YCC”), and Yankee Finance, Inc., a Delaware corporation (“Yankee Finance” and together with YCC, the “Registrants”).  This opinion letter is being delivered in connection with the proposed registration by the Registrants of $537,960,211 in aggregate principal amount of the Registrants’ 10.25%/11.00% Senior Notes due 2016 (the “Exchange Notes”), pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about April 14, 2011.  Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.”  The Exchange Notes are to be issued pursuant to the Indenture dated as of February 9, 2011 (the “Indenture”), by and among the Registrants and HSBC Bank USA, National Association, as trustee (the “Trustee”).  A portion of the Exchange Notes are to be issued in exchange for and in replacement of the Registrants’ 10.25%/11.00 Senior Notes due 2016 issued on February 9, 2011 (the “Old Notes” and collectively with the Exchange Notes, the “Notes”), of which $315,000,000 in aggregate principal amount is outstanding (the Exchange Notes to be issued in exchange for the Old Notes, the “Initial Exchange Notes”) and is subject to the exchange offer pursuant to the Registration Statement.  The remaining $222,960,211 aggregate principal amount of Exchange Notes to be registered are for PIK Notes (as defined in the Indenture) that the Registrants may elect to pay as interest on the Notes in accordance with the terms of the Indenture.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the articles of incorporation, bylaws and operating agreements of the Registrants, (ii) resolutions of the Registrants with respect to the issuance of the Exchange Notes, (iii) the Indenture, (iv) the Registration Statement, and (v) the Registration Rights Agreement, dated as of February 9, 2011, by and among the Registrants and Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the initial purchasers of the Old Notes.

Hong Kong	London	Los Angeles	Munich	New York	Palo Alto	San Francisco	Shanghai	Washington, D.C.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies.  We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrants, and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants.  As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally and (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) with respect to the Initial Exchange Notes, the Initial Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to holders of the Old Notes in exchange for the Old Notes, and (iv) with respect to the PIK Notes, the PIK Notes have been duly executed, authenticated, and delivered in accordance with the provisions of the Indenture, the Exchange Notes will be validly issued and binding obligations of the Registrants.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Commission.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware (including the statutory provisions, all applicable provisions of the relevant state constitutions and reported judicial decisions interpreting the foregoing) and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law.  The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it.  None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.  We assume no obligation to revise or supplement this opinion after the date of the effectiveness of the Registration Statement should the present laws of the State of New York or Delaware be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Sincerely,

/s/ Kirkland & Ellis LLP
KIRKLAND & ELLIS LLP